Exhibit 4.2

FORM OF STOCK OPTION AGREEMENT FOR
VIEWPOINT CORPORATION NON-PLAN
EMPLOYEE STOCK OPTION GRANTS

STOCK OPTION AGREEMENT

          This Stock Option Agreement (this “Agreement”) is entered into as of [Date] by and between Viewpoint Corporation (“Viewpoint”) and [Individual] (“Optionee”).

          1. Grant of Option. Viewpoint hereby grants to Optionee the Option at the exercise price of [Fair Market Value on Date of Grant] per share (the “Exercise Price”), subject to the terms and conditions of this Agreement.

          2. Vesting. [The Option shall become vested and exercisable with respect to [Percentage] of the shares subject to the Option on [Date].] Subject to Optionee’s continued employment with Viewpoint on the applicable vesting date, the Option shall become vested and exercisable with respect to, [Percentage] of the shares subject to the Option on [Date], [Percentage] of the shares subject to the Option on [Date], [Percentage] of the shares subject to the Option on [Date] and [Percentage] of the shares subject to the Option on [Date]. [Notwithstanding the foregoing, the Option shall become 100% vested and exercisable following the closing of a Change in Control (as defined in the Employment Agreement) transaction.]

          3. Exercisability.

          (a) Post-Employment Exercisability. Other than in the case of Optionee’s death or Disability (as defined below) [or as provided in Sections 3(b) and (c) below], Optionee may exercise the Option for three (3) months after termination of Optionee’s employment relationship with Viewpoint (but in no event later than the Expiration Date (as defined below)) to the extent Optionee was entitled to exercise it at the date of such termination, i.e., to the extent the Option is vested in Optionee at the termination of Optionee’s employment. If Optionee does not exercise the Option to the extent Optionee was entitled to exercise the Option within three (3) months following such termination of employment, the Option shall terminate.

          [(b) Exercisability in Event of Change in Control. In the event of a Change in Control of Viewpoint, Optionee may exercise the Option for [Time] after a subsequent termination of Optionee’s employment relationship with Viewpoint (or any successor company) (but in no event later than the Expiration Date). If after such Change in Control, Optionee does not exercise the Option to the extent Optionee was entitled to exercise the Option within [Time] following any subsequent termination of employment, the Option shall terminate.

          (c) Exercisability in Event of Termination With Good Reason or Without Cause. In the event that Optionee’s employment relationship is terminated by Viewpoint without Cause (as defined in the Employment Agreement), or if Optionee terminates his employment relationship with Viewpoint for Good Reason (as defined in the Employment Agreement) Optionee may exercise the Option, to the extent Optionee was entitled to exercise it at the date of such termination, for three (3) years after such termination of Optionee’s employment relationship with Viewpoint (but in no event later than the Expiration Date). If Optionee does not exercise the Option to the extent Optionee was entitled to exercise the Option within [Time] following any such termination of employment, the Option shall terminate.]

          (d) Disability of Optionee. If Optionee is unable to continue his employment relationship with Viewpoint as a result of his Disability (as defined below), Optionee may, but only within twelve (12) months from the date of termination of employment, exercise the Option to the extent Optionee was entitled to exercise it at the date of such termination (but in no event later than the Expiration Date). If Optionee does not exercise the Option to the extent Optionee was entitled to exercise the Option within twelve (12) months following the date of such termination of employment, the Option shall terminate. For purposes of this Agreement, “Disability” means total and permanent disability as defined in Section 22(e)(3) of the Internal Revenue Code of 1986, as amended.

          (e) Death of Optionee. In the event of the death of Optionee during Optionee’s employment relationship with Viewpoint, the Option may be exercised at any time within twelve (12) months following the date of death (but in no event later than the Expiration Date), by Optionee’s estate or by a person who acquired the right to exercise the Option by bequest or inheritance, but only to the extent of the right to exercise that had accrued at the date of death. If, within twelve months following the date of Optionee’s death, the Option is not exercised to the extent the right to exercise had accrued at the death of Optionee, the Option shall terminate.

          (f) Vested Option. The unvested portion of the Option shall be immediately terminated upon termination of Optionee’s employment relationship with Viewpoint.

          4. Expiration. Unless earlier terminated in accordance with this Agreement, the Option will expire on [seven years from the Grant Date] [ten years from the Grant Date] (the “Expiration Date”). Optionee acknowledges and agrees that to the extent the Option has not been exercised by the Expiration Date, the Option shall expire and terminate.

          5. Adjustments Upon Changes in Capitalization. The number of shares of Common Stock covered by the Option as well as the Exercise Price per share of Common Stock covered by the Option, shall be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Common Stock, or any other increase or decrease in the number of issued shares of Common Stock effected without receipt of consideration by Viewpoint; provided, however, that conversion of any convertible securities of Viewpoint shall not be deemed to have been “effected without receipt of consideration.” Such adjustment shall be made by the Board of Directors, whose determination in that respect shall be final, binding and conclusive. Except as expressly provided herein, no issuance by Viewpoint of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number of shares of Common Stock subject to the Option or the Exercise Price.

          6. Exercise of the Option.

          (a) Method of Exercise. The Option is exercisable by delivery of an exercise notice, substantially in the form attached hereto as Exhibit A (the “Exercise Notice”), which shall state the election to exercise the Option, the number of shares in respect of which the Option is being exercised (the “Exercised Shares”), and shall include such other representations and agreements as may be reasonably required by Viewpoint. The Exercise Notice shall be signed by the Optionee and shall be delivered in person or by certified mail to the Secretary of Viewpoint. The Exercise Notice shall be accompanied by payment of the aggregate Exercise Price as to all Exercised Shares. The Option shall be deemed to be exercised upon receipt by Viewpoint of such fully executed Exercise Notice accompanied by such aggregate Exercise Price and such additional amounts that are necessary to satisfy any federal, state, local, foreign or other taxes of any kind, including, without limitation, withholding or other employment taxes, which Viewpoint may, in its sole discretion, deem necessary to comply with the Internal Revenue Code and/or any other applicable law, rule or regulation (the “Tax Payment”). The Option may not be exercised for a fraction of a share of Common Stock.

          (b) Legal Compliance. No shares of Common Stock shall be issued pursuant to the exercise of this Option unless such issuance and exercise complies with all relevant provisions of law and the requirements of any stock exchange or quotation service upon which the Common Stock is then listed and shall be further subject to the approval of Viewpoint’s counsel with respect to such compliance. Assuming such compliance, for income tax purposes the Exercised Shares shall be considered transferred to the Optionee on the date the Option is exercised with respect to such Exercised Shares. The Option may not be exercised if the issuance of shares upon such exercise or the method of payment of consideration for such shares would constitute a violation of any applicable federal or state securities or other law or regulation. As a condition to the exercise of this Option, Viewpoint may require Optionee to make any representation and warranty that Viewpoint determines in its sole discretion may be required by any applicable law or regulation.

          (c) Rights as Stockholder. Until the stock certificate evidencing Exercised Shares is issued (as evidenced by the appropriate entry on the books of Viewpoint or of a duly authorized transfer agent of Viewpoint), no right to vote or receive dividends or any other rights as a shareholder shall exist with respect to such Exercised

Shares, notwithstanding the exercise of the Option. Viewpoint shall issue (or cause to be issued) such stock certificate promptly after the Option is exercised. No adjustment will be made for a dividend or other right for which the record date is prior to the date the stock certificate is issued, except as provided in Section 5 above.

          (d) Method of Payment. Payment of the exercise price shall be by (i) cash; (ii) check, or (iii) any other method acceptable to the Board of Directors.

          7. Nature of the Option; Tax Consequences. The Option is a nonstatutory stock option and will not qualify as an incentive stock option as defined in Section 422 of the Internal Revenue Code of 1986, as amended. Optionee may incur regular federal income tax and state income tax liability upon exercise of the Option. Optionee will be treated as having received compensation income (taxable at ordinary income tax rates) equal to the excess, if any, of the Fair Market Value (as defined below) of the Exercised Shares on the date of exercise over their aggregate Exercise Price. Viewpoint may withhold the Tax Payment from Optionee’s compensation or collect the Tax Payment from Optionee. Viewpoint may refuse to honor the exercise and refuse to deliver shares if the Tax Payment is not delivered to Viewpoint by Optionee at the time of exercise. OPTIONEE SHOULD CONSULT A TAX ADVISER BEFORE EXERCISING THIS OPTION OR DISPOSING OF THE SHARES.

          8. Non-Transferability of Option. Unless otherwise permitted by the Board of Directors, this Option may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner otherwise than by will or by the laws of descent or distribution and except as provided in the following sentence, may be exercised during the lifetime of Optionee only by the Optionee. The terms of this Agreement shall be binding upon the executors, administrators, heirs, successors and assigns of the Optionee.

          9. Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of Viewpoint, the Option will terminate immediately prior to the consummation of such proposed action to the extent that the Option has not been previously exercised. The Board of Directors may, in the exercise of its sole discretion in such instances, declare that the Option shall terminate as of a date fixed by the Board of Directors and give Optionee the right to exercise the Option as to all or any part of the shares subject to the Option, including shares as to which the Option would not otherwise be exercisable.

          10. Merger or Asset Sale. In the event of a merger of Viewpoint with or into another corporation, or the sale of substantially all of the assets of Viewpoint, the Option shall be assumed or an equivalent option or right substituted by the successor corporation or a Parent (as defined below) or Subsidiary (as defined below) of the successor corporation. In the event that the successor corporation refuses to assume or substitute for the Option, Optionee shall have the right to exercise the Option as to all of the shares subject to the Option, including shares as to which it would not otherwise be exercisable. If the Option is exercisable in lieu of assumption or substitution in the event of a merger or sale of assets, the Board of Directors shall notify Optionee that the Option shall be fully exercisable for a period of fifteen (15) days from the date of such notice, and the Option shall terminate upon the expiration of such period. For the purposes of this paragraph, the Option shall be considered assumed if, following the merger or sale of assets, the Option confers the right to purchase or receive, for each share of Viewpoint common stock subject to the Option immediately prior to the merger or sale of assets, the consideration (whether stock, cash, or other securities or property) received in the merger or sale of assets by holders of Viewpoint common stock for each share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if such consideration received in the merger or sale of assets was not solely common stock of the successor corporation (or its Parent or Subsidiary as the case may be), the Board of Directors may, with the consent of the successor corporation, provide for the consideration to be received upon the exercise of the Option, for each share of Viewpoint common stock subject to the Option, to be solely common stock of the successor corporation or its Parent or Subsidiary equal in fair market value (as determined by the Board of Directors) to the per share consideration received by holders of Viewpoint common stock in the merger or sale of assets.

          11. Administration of the Option. The Board of Directors shall have the authority, in its reasonable discretion to (a) determine the Fair Market Value of shares of Common Stock, in accordance with Section 13 below; (b) to construe and interpret the terms and conditions of the award granted hereunder, including but not limited to, the time or times when the Option may be exercised, any vesting acceleration, and any restriction or limitation regarding the Option or the shares of Common Stock relating thereto, based in each case on such factors as the

Board of Directors, in its sole discretion, shall determine; and (c) to make all other determinations deemed necessary or advisable for administering the Option. The Board of Directors decisions, determinations and interpretations shall be final and binding on Optionee.

          12. Compliance with Laws. The issuance of this Option (and the Common Stock upon exercise of this Option) pursuant to this Agreement shall be subject to, and shall comply with, any applicable requirements of all federal and state securities laws, rules and regulations (including, without limitation, the provisions of the Securities Act of 1933, the Securities Exchange Act of 1934 and the respective rules and regulations promulgated thereunder) and any other law or regulation applicable thereto. Viewpoint shall not be obligated to issue any Common Stock pursuant to this Agreement if any such issuance would violate any such requirements.

          13. Definitions. For purposes of this Agreement,

          “Fair Market Value” means, as of any date, the value of shares of Common Stock determined as follows:

                    (i) If the Common Stock is listed on any established stock exchange or a national market system, including without limitation the Nasdaq National Market of the National Association of Securities Dealers, Inc. Automated Quotation (“NASDAQ”) System, the Fair Market Value of a share of Common Stock shall be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such system or exchange (or the exchange with the greatest volume of trading in Common Stock) on the last market trading day prior to the day of determination, as reported in The Wall Street Journal or such other source as the Board of Directors deems reliable;

                    (ii) If the Common Stock is quoted on the NASDAQ System (but not on the Nasdaq National Market thereof) or is regularly quoted by a recognized securities dealer but selling prices are not reported, the Fair Market Value of a share of Common Stock shall be the mean between the high bid and low asked prices for the Common Stock on the last market trading day prior to the day of determination, as reported in The Wall Street Journal or such other source as the Board of Directors deems reliable;

                    (iii) In the absence of an established market for the Common Stock, the Fair Market Value shall be determined in good faith by the Board of Directors.

          “Parent” means a “parent corporation”, whether now or hereafter existing, as defined in Section 424(e) of the Code.

          “Subsidiary” means a “subsidiary corporation”, whether now or hereafter existing, as defined in Section 424(f) of the Code.

          14. Miscellaneous.

          (a) Entire Agreement. This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes in their entirety all prior undertakings and agreements of Viewpoint and Optionee with respect to the subject matter hereof.

          (b) Governing Law, Venue and Waiver of Trial by Jury. This Agreement is governed by New York law except for that body of law pertaining to conflict of laws and any dispute hereunder shall be adjudicated exclusively by the federal courts of the Southern District of New York or, in the absence of such courts’ willingness to hear such dispute, by the state courts located in the City of New York. Viewpoint and Optionee hereby waive all right to trial by jury in any proceeding (whether based on contract, tort or otherwise) arising out of or relating to this Agreement, or their performance under or the enforcement of this Agreement.

          (c) NO GUARANTEE OF EMPLOYMENT. OPTIONEE ACKNOWLEDGES AND AGREES THAT THE VESTING OF SHARES PURSUANT TO THE VESTING SCHEDULE HEREOF IS EARNED ONLY BY CONTINUING SERVICE AS AN EMPLOYEE AT THE WILL OF VIEWPOINT (AND NOT THROUGH THE ACT OF BEING HIRED, BEING GRANTED AN OPTION OR PURCHASING SHARES HEREUNDER). OPTIONEE FURTHER ACKNOWLEDGES AND AGREES THAT THIS AGREEMENT, THE

TRANSACTIONS CONTEMPLATED HEREUNDER AND THE VESTING SCHEDULE SET FORTH HEREIN DO NOT CONSTITUTE AN EXPRESS OR IMPLIED PROMISE OF CONTINUED ENGAGEMENT AS AN EMPLOYEE FOR THE VESTING PERIOD, FOR ANY PERIOD, OR AT ALL, AND SHALL NOT INTERFERE WITH OPTIONEE’S RIGHT OR VIEWPOINT’S RIGHT TO TERMINATE OPTIONEE’S EMPLOYMENT AT ANY TIME, WITH OR WITHOUT CAUSE.

          (d) Acknowledgement. Optionee represents and acknowledges the following:

                    (i) He has carefully read this Agreement in its entirety;

                    (ii) He understands the terms and conditions contained herein;

                    (iii) He has had the opportunity to review this Agreement with legal counsel of his own choosing and has not relied on any statements made by Viewpoint or its legal counsel as to the meaning of any term or condition contained herein or in deciding whether to enter into this Agreement; and

                    (iv) He is entering into this Agreement knowingly and voluntarily.

          IN WITNESS WHEREOF, Optionee and the authorized representative of the Board of Directors of Viewpoint execute and enter into this Agreement as of the date first above written.

OPTIONEE	VIEWPOINT CORPORATION

Name:	Name:
Title:

EXHIBIT A
VIEWPOINT CORPORATION
STOCK OPTION EXERCISE NOTICE

VIEWPOINT CORPORATION
Attention: Secretary

          1. Exercise of Option. Effective as of today, ________________, 200__, the undersigned (“Purchaser”) hereby elects to purchase ______________ shares (the “Shares”) of the Common Stock of Viewpoint Corporation (“Viewpoint”) under and pursuant to the Stock Option Agreement entered into as of ________, 2005 (the “Option Agreement”). The purchase price for the Shares shall be $          , as required by the Option Agreement.

          2. Delivery of Payment. Purchaser herewith delivers to Viewpoint the full purchase price for the Shares.

          3. Representations of Purchaser. Purchaser acknowledges that Purchaser has received, read and understood the Option Agreement and agrees to abide by and be bound by its terms and conditions.

          4. Rights as Stockholder. Until the issuance (as evidenced by the appropriate entry on the books of Viewpoint or of a duly authorized transfer agent of Viewpoint) of the stock certificate evidencing such Shares, no right to vote or receive dividends or any other rights as a Stockholder shall exist with respect to the shares of Viewpoint common stock subject to the Option, notwithstanding the exercise of the Option. A share certificate for the number of Shares so acquired shall be issued to the Optionee as soon as practicable after exercise of the Option. No adjustment will be made for a dividend or other right for which the record date is prior to the date the stock certificate is issued, except as provided in Section 5 of the Option Agreement.

          5. Tax Consultation. Purchaser understands that Purchaser may suffer adverse tax consequences as a result of Purchaser’s purchase or disposition of the Shares. Purchaser represents that Purchaser has consulted with any tax consultants Purchaser deems advisable in connection with the purchase or disposition of the Shares and that Purchaser is not relying on Viewpoint for any tax advice.

Submitted by:	Accepted by:

PURCHASER	VIEWPOINT CORPORATION

By: